Exhibit 99.1

Mullen Automotive Provides Fiscal First Quarter 2023 Business Update

Momentum Building for All Mullen Automotive Brands

BREA, Calif. — Feb. 14, 2023 — Mullen Automotive, Inc. (NASDAQ: MULN), an emerging electric vehicle (“EV”) manufacturer, today announced a financial update for its fiscal first quarter in 2023 ending December 31, 2022.

Fiscal First Quarter 2023 and Recent Highlights Include:

●	Mullen completed the purchase of ELMS’ (Electric Last Mile Solutions) assets in an all-cash $105 million purchase in November 2022 on the heels of the successful acquisition of a controlling interest in Bollinger Motors in September 2022.
●	The Company has over $100 million in cash (includes restricted cash available for Company use) available for operations and investment at December 31, 2022. The Company has additional committed capital of $90 million expected to be received prior to the end of April 2023.
●	Secured exclusive sales, distribution and branding rights to the new compact electric vehicle, the Mullen-GO (formerly I-GO), and made initial delivery to distribution agent.
●	Mullen Receives Purchase Order from Randy Marion Automotive Group for 6,000 Class 1 EV Cargo Vans valued at approximately $200 million.
●	Mullen Automotive Announces Results of Special Shareholder Meeting with Favorable Outcome.
●	Mullen Automotive, Loop Global and Menzies Aviation Pilot Electric Vehicles and Charging Infrastructure at Los Angeles International Airport (LAX).
●	Launched “Strikingly Different” US Test Drive Tour of the Mullen FIVE EV Crossover on October 27, 2022, in Pasadena, CA, and continued through nine cities across the southern states, concluding with the successful close on Dec. 16th in Charlotte, NC. The second leg of the tour will continue in the Summer of 2023 and include the debut of the Mullen FIVE RS.

Management Commentary

“In a very short period of time we have built Mullen into an emerging leader in the electric vehicle (EV) industry, accomplishing a number of synergistic acquisitions, forging key partnerships and achieving important milestones,'' said David Michery, Mullen’s CEO and Chairman. "With the launch of the Mullen Five Tour and our acquisitions, we are in a unique position among new electric vehicle producers, with both retail and commercial vehicles coming to market. With the recent addition of Bollinger and ELMS, we now have the portfolio in place from class 1 through 6, allowing us to drive the company toward production of our industry-leading electric vehicles.”

Electric Last Mile (ELMS) Update

ELMS (Electric Last Mile Solutions), the $105 million all cash acquisition of assets in November included: the factory in Mishawaka, Indiana, providing Mullen with the capability to produce in excess of 50,000 vehicles per year, all intellectual property, including all manufacturing data that is required for the assembly of the Class 1 van and Class 3 Cab Chassis, all inventory including finished and unfinished vehicles, part modules, component parts, raw materials, tooling all property including equipment, machinery, supplies, computer hardware, software, communication equipment, data networks and all other data storage.

Mullen-GO (formerly I-GO) Status

In addition, our move into Europe took important first steps in our fiscal second quarter commencing January 1, 2023, as we made initial delivery to our marketing, sales, distribution, and servicing agent, Newgate Motor Group. The first Mullen-

GO vehicles are available for pre-order at an expected starting price of $11,999 plus VAT and local transportation charges. There is high demand for ready-to-market compact electric vehicles in Europe and Mullen has seized the opportunity to extend its branding and marketing reach to the European market through its partnership with the manufacturers of the Mullen-GO.

Mullen Signs First Commercial Dealership Partner in Charlotte, NC

Mullen announced a purchase order for 6,000 Class 1 EV cargo vans from Randy Marion Isuzu, LLC (“RMI”), a member of the Randy Marion Automotive Group (“RMA”) in mid-December. The firm order agreement is valued at approximately $200 million. RMA is Mullen’s first commercial dealer partner to offer sales, service, and parts for Mullen Automotive’s commercial vehicle lineup.

Menzies Aviation Partners with Mullen in LAX Pilot Program

Last week, we announced that Menzies Aviation, with over 8,000 vehicles in its global fleet, has started the evaluation of Mullen Class 1 EV cargo vans along with EV charging infrastructure from Loop Global across its operations at Los Angeles International Airport (LAX). Mullen and Menzies have commenced a 60-day pilot program that will evaluate the Class 1 electric vehicle (EV) cargo vans in several use cases across Menzies’ LAX operations.

Positive Implications of Special Shareholder Meeting Results

Concerning the Special Meeting of Mullen Shareholders, after removing certain items initially slated for consideration by Shareholders, all remaining proposals were approved. This included the implementation of a reverse stock split, which the company does not plan to enact in the event the stock eclipses the $1 mark between now and September 6th. Should the price of the Mullen common stock not reach $1 per share, management plans to implement the reverse split at a magnitude determined at that time.

Also at the Special meeting, shareholders approved the proposal to increase the Company’s authorized Common Share capital from 1.75 billion to 5 billion shares. The Company’s authorized preferred stock is 500,000,000 shares.  As a result, Mullen’s authorized capital stock increased from 2.25 billion shares to 5.5 billion shares.

Mullen FIVE Completes Successful U.S. Test Drive Tour in Late 2022

In the first fiscal quarter, we completed the FIVE EV Crossover “Strikingly Different” test drive tour, a successful national tour of nine cities. We experienced an overwhelming response from the consumer. In the Summer of 2023, Mullen will be launching the second leg of the “Strikingly Different” Tour with a focus on the East Coast, Midwest and northwest before finishing up in northern California. The second leg of the tour will feature the Mullen FIVE RS, which is a high-performance EV sport crossover featuring 1,100 horsepower, a top speed of 200 mph and acceleration from 0-60 mph in just 1.9 seconds.

Mullen Production Outlook

Looking forward, quite simply our objective is to move our commercial vehicles from product development to production, including the necessary steps of completing certification. As we have said, retail production of the Mullen FIVE and the Bollinger B1 and B2 are planned to be in our Mishawaka, Indiana facility, while the commercial vehicles are planned to be assembled and manufactured in our Tunica, Mississippi facility. Our current plan is to start production of the Mullen FIVE in the fourth quarter 2024, first quarter of 2025. Bollinger B4 start of production is planned for the first quarter of 2024.

Financial Results

The Net loss attributable to common shareholders was $376.9 million and $156.1 million for the three months ended December 31, 2022, and 2021, respectively. The net loss per share was $0.28 for the three months ended December 31, 2022, as compared to a net loss per share of $8.93 for the three months ended December 31, 2021. Weighted average shares outstanding were 1.36 billion at December 31, 2022 and 17.5 million at December 31, 2021.

The $220.9 million or 142% increase in net loss attributable to common shareholders was primarily due to a $164.0 million increase in non-cash financing expenses and $59.6 million increase in operating losses for ramping-up development efforts and reflecting the addition expenses from the acquisition of Bollinger Motors and the purchase of ELMS assets.

Following is our unaudited Condensed Consolidated Statements of Operations for the three months ended December 31, 2022, and 2021:

MULLEN AUTOMOTIVE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended December 31,
	2022	2021
OPERATING EXPENSES
General and administrative	$64,996,011	$12,901,084
Research and development	8,622,009	1,157,323
Total Operating Expense	73,618,020	14,058,407
Loss from Operations	(73,618,020)	(14,058,407)

Other financing costs - initial recognition of derivative liabilities	(255,960,025)	(108,979,229)
Gain / (loss) extinguishment of debt, net	(6,412,170)	74,509
Revaluation of derivative liabilities	(40,781,976)	(10,618,382)
Interest expense	(2,828,089)	(3,226,769)
Loan amortization expense	—	(19,212,176)
Deferred tax benefit	493,654	—
Other income (expense), net	645,881	(41,096)
Net loss before accrued preferred dividends and noncontrolling interest	(378,460,745)	(156,061,550)

Net loss attributable to noncontrolling interest	2,184,959	—
Net loss attributable to shareholders	(376,275,786)	(156,061,550)

Accrued preferred dividends	(638,677)	—

Net Loss attributable to common shareholders	$(376,914,463)	$(156,061,550)

Net loss per share	$(0.28)	$(8.93)

Weighted average shares outstanding, basic and diluted	1,360,570,075	17,471,173

For the quarter ended December 31, 2022, there were significant, non-cash expenses (approximately $306.0 million) relating to debt and equity issuances and non-cash interest.  It is useful to review the operating and investing sections of the cash flow report to understand cash spend for the quarter given the large amount of non-cash charges.

Non-cash charges are detailed in the operating section of the cash flow statement below. Cash flow activity for the quarter ended December 31, 2022, shows a net loss before accrued preferred dividends and noncontrolling interest of $378.5 million, non-cash adjustment add-backs of approximately $347.7 million and operating asset and liability changes of $2.4 million. In summary, cash flows from operating activities were $33.2 million and cash flows from investing activities were

$93.7 million (primarily ELMS asset purchase), offset by cash inflows from financing activities of $150.0 million for the three months ended December 31, 2022.

MULLEN AUTOMOTIVE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended December 31,
	2022	2021
Cash Flows from Operating Activities
Net loss attributable to shareholders	$(378,460,745)	$(156,061,550)
Adjustments to reconcile net loss attributable to shareholders to net cash used in operating activities:

Depreciation and amortization	4,794,327	307,699
Officer and employee stock compensation	36,305,972	1,604,293
Revaluation of derivative liabilities	40,781,976	10,618,382
Issuance of shares for services	4,376,438	2,495,487
Issuance of stock to directors	71,000	—
Other financing costs - initial recognition of derivative liabilities	255,960,025	108,979,229
Gain on conversion of derivative liabilities to common stock	(9,965,728)	—
Non-cash financing loss on over-exercise of warrants	8,934,892	—
Non-cash interest and other operating activities	—	3,062,048
Non-cash lease expense	—	136,938
Amortization of debt discount	—	19,212,176
Loss on asset disposal	—	1,298
Loss (gain) on extinguishment of debt	6,412,171	(74,509)
Loss on debt settlement	—	41,096

Changes in operating assets and liabilities:
Other current assets	(8,260,125)	(1,226,376)
Other assets	(197,199)	(1,225,252)
Accounts payable	7,724,852	(977,783)
Accrued expenses and other liabilities	(1,576,292)	(1,468,751)
Deferred tax liability	(419,077)	—
Lease liabilities	289,821	(137,228)
Net cash used in operating activities	(33,227,692)	(14,712,803)

Cash Flows from Investing Activities
Purchase of equipment	(726,482)	(10,462,219)
Purchase of intangible assets	(74,826)	—
ELMS asset purchase	(92,916,874)	—
Net cash used in investing activities	(93,718,182)	(10,462,219)

Cash Flows from Financing Activities
Proceeds from issuance of notes payable	150,000,000	7,300,000
Proceeds from issuance of common stock	—	10,894,659
Proceeds from issuance of preferred stock	—	20,000,000
Payment of notes payable	—	(13,000,351)
Net cash provided by financing activities	150,000,000	25,194,308

Increase in cash	23,054,126	19,286
Cash, cash equivalents and restricted cash, beginning of period	84,375,085	42,174
Cash, cash equivalents and restricted cash, ending of period	$107,429,211	$61,460

Supplemental disclosure of Cash Flow information:
Cash paid for interest	$3,056	$1,424,345
Supplemental Disclosure for Non-Cash Activities:
Debt conversion of common stock	$1,096,787	$—
Preferred shares issued in exchange for convertible debt	$—	$24,991,755
Convertible notes conversion to common stock	$59,402,877	$—
Exercise of warrants recognized earlier as liabilities	$84,799,179	$—

The Company has over $100 million in cash (includes restricted cash available for Company use) available for operations and investment at December 31, 2022.  The Company has additional committed capital of $90 million expected to be received prior to the end of April 2023.  Balance sheets as of December 31, 2022, and 2021 are as follows:

MULLEN AUTOMOTIVE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31, 2022	September 30, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$68,071,635	$54,085,685
Restricted cash	39,357,576	30,289,400
Receivable for over issuance of shares	17,909,254	—
Inventory	6,958,158	—
Prepaid expenses and other current assets	3,260,726	1,958,759
TOTAL CURRENT ASSETS	135,557,349	86,333,844
Property, equipment and leasehold improvements, net	89,796,658	14,803,716
Intangible assets, net	113,377,931	93,947,018
Deposit on ELMS purchase	—	5,500,000
Accounts receivable from related party	1,232,387	1,232,387
Right-of-use assets	4,763,589	4,597,052
Goodwill	92,834,832	92,834,832
Other assets	3,389,293	3,345,631
TOTAL ASSETS	$440,952,039	$302,594,479

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$14,123,277	$6,398,425
Accrued expenses and other current liabilities	6,225,969	7,185,881
Dividends payable	8,400,933	7,762,255
Derivative liabilities	261,480,084	84,799,179
Liability to issue shares	11,599,598	10,710,000
Lease liabilities, current portion	1,696,626	1,428,474
Notes payable, current portion	93,837,257	3,856,497
Other current liabilities	103,372	90,372
TOTAL CURRENT LIABILITIES	397,467,116	122,231,083
Notes payable, net of current portion	4,890,475	5,164,552
Lease liabilities, net of current portion	3,381,024	3,359,354
Deferred tax liability	14,463,705	14,882,782
TOTAL LIABILITIES	420,202,320	145,637,771
Commitments and contingencies (Note 17)

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 500,000,000 preferred shares authorized
Preferred Series A; 200,000 shares authorized; 1,924 and 1,924 shares issued and outstanding at December 31, 2022 and September 30, 2022 respectively.	2	2
Preferred Series C; 40,000,000 shares authorized; 1,210,056 and 1,360,321 shares issued and outstanding at December 31, 2022 and September 30, 2022 respectively.	1,210	1,360
Preferred Series D; 437,500,001 shares authorized; 363,098 and 4,359,652 shares issued and outstanding at December 31, 2022 and September 30, 2022 respectively.	363	4,359
Preferred Series AA; 1 share authorized; 1 and zero shares issued and outstanding at December 31, 2022 and September 30, 2022 respectively.	—	—
Common Stock; $0.001 par value; 1,750,000,000 shares authorized; 1,693,663,180 and 833,468,180 shares issued and outstanding at December 31, 2022 and September 30, 2022 respectively.	1,693,663	833,468
Additional Paid-in Capital	1,189,162,862	947,765,155
Accumulated Deficit	(1,266,183,241)	(889,907,455)
Non-controlling interest	96,074,860	98,259,819
TOTAL STOCKHOLDERS' EQUITY	20,749,719	156,956,708
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$440,952,039	$302,594,479

About Mullen:

Mullen Automotive (NASDAQ: MULN) is a Southern California-based automotive company building the next generation of premium electric vehicles (EVs) that are affordable and built entirely in the United States. With an end-to-end ecosystem that supports owners from test driving to financing and servicing through a unique hybrid dealership model, customers are supported through every aspect of EV ownership. Mullen’s EV development portfolio includes the Mullen FIVE EV Crossover, Mullen Commercial Class 1-6 EVs and Bollinger Motors, which features both the B1 and B2 electric SUV trucks and commercial offerings. The Mullen FIVE, the Company’s first electric crossover, is slated for first production builds in 2024 and features an award-winning design and its patented PERSONA technology that utilizes facial recognition to personalize the driving experience for every individual. On Sept. 7, 2022, Bollinger Motors became a majority-owned EV truck company of Mullen Automotive and on Dec. 1, 2022, Mullen closed on the acquisition of all Electric Last Mile Solutions’ (“ELMS”) assets including IP and a 650,000 square foot plant in Mishawaka, Indiana.

For more information, please visit www.MullenUSA.com.

Mullen uses its investor.mullenusa.com webpage and links as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," and "estimate," "predict," "potential" and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: whether the  ELMS and Bollinger transactions will prove successful, whether the Mullen-GO (formerly I-GO initiatives) in the UK and Ireland or elsewhere in Europe will prove successful, whether the respective parties obligations under the  Randy Marion Automotive Group purchase order will be met, whether the Loop Global and Menzies initiative will be a success, whether the second leg of  the “Strikingly Different” test-drive tour event will take place within the time frame expected; or whether development of the Mullen FIVE RS will be implemented in time for the anticipated second part of the test-drive tour. Additional examples of such risks and uncertainties include, but are not limited to: (i) Mullen’s ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Mullen's ability to maintain existing, and secure additional, contracts with manufacturers, parts and other service providers relating to its business; (iii) Mullen’s ability to successfully expand in existing markets and enter new markets; (iv) Mullen’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Mullen’s business; (viii) changes in government licensing and regulation that may adversely affect Mullen’s business; (ix) the risk that changes in consumer behavior could adversely affect Mullen’s business; (x) Mullen’s ability to protect its intellectual property; and (xi) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed by Mullen with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions, and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen’s plans and expectations as of any subsequent date.

Contact:

Mullen Automotive, Inc.

+1 (714) 613-1900

www.MullenUSA.com

Investor Relations Contact

investor@Mullenusa.com

Media Contact

media@Mullenusa.com